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EXHIBIT 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
UtiliCorp United Inc.

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement (Form S-4) to register $200 million of UtiliCorp Canada Finance Corporation exchange notes guaranteed by UtiliCorp United Inc., of our report dated February 5, 2001, included in UtiliCorp United Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this Registration Statement. We also consent to the application of our report to the additional information labeled "Guarantee" on page 24 of this Registration Statement to the unaudited financial statements incorporated by reference.

/s/ Arthur Andersen LLP
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Arthur Andersen LLP
Kansas City, Missouri
August 31, 2001